Exhibit 99.1

FOR IMMEDIATE RELEASE

THL Credit Increases Credit Facility to $325 Million and Announces $187 Million of Commitments to THL Credit Greenway Fund II

BOSTON – October 11, 2013 – THL Credit, Inc. (NASDAQ: TCRD) (“THL Credit” or the “Company”) today announced the closing of an additional $85 million of commitments to its senior secured revolving loan and term loan credit facilities (the “Credit Facility”). Total commitments to the Credit Facility are $325 million, comprised of $232 million committed to the revolving credit facility (the “Revolver”) and $93 million committed to the term loan facility (the “Term Loan”).

The Revolver and Term Loan each include an accordion feature permitting subsequent increases to either facility up to an aggregate maximum of $400 million of commitments. The Credit Facility was arranged and led by ING Capital LLC.

“We value the strong relationships with our existing lenders and appreciate their continued support. We are also pleased to welcome four new lenders that have joined our lender group and we look forward to working with them as we continue to grow our investment portfolio,” said Terrence W. Olson, chief operating and chief financial officer of THL Credit.

THL Credit today also announced the closing of $187 million in capital commitments for THL Credit Greenway Fund II LLC, a portfolio company of THL Credit, and a related separate account (together, “Greenway II”). Greenway II is an investment vehicle with capital committed primarily by institutional investors. Greenway II is managed by THL Credit, which receives certain fees from Greenway II relating to its management services including a base management fee, a performance fee, and a portion of the closing fees on each investment transaction. Greenway II invests in securities similar to those of THL Credit pursuant to investment and allocation guidelines.

James K. Hunt, chief executive officer of THL Credit, said, “THL Credit is proud to have world-class U.S. and international institutional investors make significant commitments to Greenway II. Investing alongside Greenway II enhances THL Credit’s ability to compete in the market, and is expected to continue to drive attractive deployment of our capital across a broader range of investment opportunities, which will be accretive to our shareholders.”

About THL Credit, Inc.

THL Credit, Inc. (“THL Credit”) is an externally-managed, non-diversified closed-end management investment company that has elected to be treated as a business development company (BDC) under the Investment Company Act of 1940. THL Credit’s investment objective is to generate both current income and capital appreciation, primarily through investments in privately negotiated debt and equity securities of middle market companies.

THL Credit is headquartered in Boston, with additional investment teams in Los Angeles, New York, Houston and Chicago. THL Credit is a direct lender that invests in subordinated, or mezzanine, debt and second lien secured debt, which may include an associated equity component such as warrants, preferred stock or other similar securities. THL Credit also selectively invests in first lien senior secured loans that generally have structures with higher interest rates, which include unitranche investments. In certain instances, THL Credit will also make direct equity investments and may also selectively invest in more liquid broadly syndicated loans from time to time. THL Credit targets investments in middle market companies with annual revenues of between $25 million and $500 million that require capital for growth and acquisitions. THL Credit’s investment activities are managed by THL Credit Advisors LLC, an investment adviser registered under the Investment Advisers Act of 1940.

About THL Credit Advisors LLC

Formed in 2007, THL Credit Advisors LLC (“THL Credit Advisors”) is a manager of high yielding credit in public and private vehicles. THL Credit Advisors and its credit-focused affiliates have approximately $2.9 billion in assets under management as of June 30, 2013. Headquartered in Boston, THL Credit Advisors also has investment teams in Chicago, Houston, Los Angeles and New York.

About ING Capital LLC

ING Capital LLC is an indirect U.S. subsidiary of ING Bank NV, which is part of the global financial services company ING Group. ING Bank NV has 67,000 employees serving its clients through its extensive global network in the world’s major financial services markets. ING Capital has built a leading position in corporate lending. The Investment Industry Finance (IIF) group at ING Capital offers a broad range of structured finance solutions to its clients active in the Investment Industry, including BDCs.

Investor Contact:

THL Credit, Inc.

Terrence W. Olson

COO & CFO

800-450-4424

Media Contact:

Sard Verbinnen & Co

Matt Benson

212-687-8080

ING Contact:

Patrick Frisch

Managing Director

646-424-6912